EXHIBIT 99.1

LendingClub Officially Becomes Happen Bank, Marking a New Chapter for the Digital-First Bank
Begins trading on Nasdaq under the ticker symbol “HAPN”

SAN FRANCISCO, June 22, 2026/PR Newswire/ — Happen, Inc. (Nasdaq: HAPN) https://www.multivu.com/lending-club/9384851-en-lendingclub-bank-happen-bank-digital-built-help-people-move-forward (formerly LendingClub Corporation) today announced the official launch of the Happen Bank™ brand, marking a significant milestone in its evolution into a digital bank for people who want to make more happen with their money.

Beginning today, Happen Bank’s brand comes to life at www.happen.com, its mobile app, customer communications, advertising, and more. Today also marks the first day that Happen, Inc. common stock will trade on the Nasdaq Stock Market under the HAPN ticker.

“We’ve reached an exciting milestone for our company and for the millions of members we serve,” said Scott Sanborn, CEO of Happen Bank. “Becoming Happen Bank and now trading on Nasdaq reflects how far we’ve come in building a modern digital bank designed around people’s real financial needs. The Happen Bank brand more clearly reflects the role we play in consumers’ lives: helping people make things happen with products that are smart, transparent, and easy to use.”

Happen Bank delivers:
•Award-winning unsecured personal loans for debt consolidation, home improvement, and affording life’s important moments
•Award-winning high-yield savings accounts that reward consistent saving habits
•Award-winning checking accounts offering cash back on essentials purchases and for on-time loan payments
•Lending decisions in minutes with transparent terms and no hidden fees or gotchas
•Mobile-first digital banking experiences designed for real-life moments

Happen Bank products are aligned by design to reward members for their positive financial behaviors. For example, members who have a Happen Bank personal loan have the opportunity to get 2% of their monthly payment in cash back1 for making on-time loan payments from their LevelUp Checking account – demonstrating that Happen Bank products deliver even more value when used together. And members who contribute at least $250 to their LevelUp Savings account each month – a contribution threshold designed to fit within most of our members' budgets – earn more than 10 times the national average APY.2

“Whether it’s consolidating debt, building savings, improving their credit, or planning for what’s next, we clear the way for our members to make meaningful progress and we reward their positive financial behaviors along the way,” said Mark Elliot, Chief Customer Officer of Happen Bank.

A Brand Built for Momentum

The name Happen Bank is intentional. It signals action, progress, and forward momentum.

The brand identity reflects this energy, with a dynamic wordmark and a modern visual system that stands apart from traditional banking conventions.

While the company’s name and visual identity have changed, the foundation that customers know and trust remains unchanged. Happen Bank is still the same FDIC-insured digital bank, operated by the same company and people, serving millions of members with the same commitment to helping them improve their financial lives. Existing accounts, products, login credentials, routing information, and services are unaffected.

“This isn’t just a name change – it’s a recognition of who we’ve become,” said Sanborn. “Happen Bank reflects our commitment to helping members turn intention into action and achieve meaningful financial progress.”

To mark the official launch, we will be ringing the Nasdaq Opening Bell at 9:30 a.m. ET (6:30 a.m. PT) on Tuesday, June 30, 2026, at the Nasdaq MarketSite in Times Square in New York City.

To learn more about Happen Bank and its products, visit Happen.com.

About Happen Bank

Happen Bank™ – formerly LendingClub Bank – is a digital bank built for the Motivated Middle: high-FICO, high-income, digitally savvy consumers actively managing their financial lives. Our difference? We make it easy for them to access award-winning products that help them keep more of what they earn and earn more on what they save. Our products are aligned by design to reward our five million plus members when they take positive financial steps like saving regularly or making loan payments on time.

Our success is fueled by our advanced credit underwriting, a proprietary technology platform engineered for innovation, and a marketplace bank model that drives value for members, loan investors, and shareholders alike. The result is affordable credit, meaningful value, and a trusted banking relationship — delivered consistently and profitably at scale.

Happen Bank exists to clear the way for our members to make it happen.

Happen, Inc. (Nasdaq: HAPN) – formerly LendingClub Corporation – is the parent company and operator of Happen Bank, National Association, Member FDIC. For more information about Happen Bank, visit https://www.happen.com.

Safe Harbor Statement

Some of the statements in this press release, including statements regarding the benefits of our products and services, are “forward-looking statements.” Words such as “plan”, “expect”, “anticipate” and similar expressions may identify forward-looking statements, although not all forward-looking statements may contain these identifying words. Factors that could cause actual results to differ materially from those contemplated by these forward-looking statements include macroeconomic conditions, competition, demand for our products and services, and those factors set forth in the section titled “Risk Factors” in our most recent Annual Report on Form 10-K, as filed with the Securities and Exchange Commission, as well as in its subsequent filings with the Securities and Exchange Commission. Actual results or events could differ materially from the plans, intentions and expectations disclosed in forward-looking statements, and you should not place undue reliance on forward-looking statements. We do not assume any obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

Contacts

For Media: Press@happen.com
For Investors: IR@happen.com

Footnotes
1 Loan payment cash back provides members the opportunity to earn 2% cash back for qualifying payments made electronically from Happen Bank LevelUp Checking accounts if they meet all eligibility criteria as described in the applicable product terms and conditions.
2 National average source: FDIC as of 5/18/2026.